                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION                               -----------------------------------------
                  Washington, D.C. 20549                                                   OMB APPROVAL
                                                                             -----------------------------------------
                       FORM N-17f-2                                          OMB Number:                    3235-0360
                                                                             Expires:                   July 31, 2009
    Certificate of Accounting of Securities and Similar                      Estimated average burden
               Investments in the Custody of                                 hours per response. . . . . . . . . .2.1
              Management Investment Companies                                -----------------------------------------

         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

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1.    Investment Company Act File Number:                                         Date examination completed:

      811-09253                                                                   December 28, 2006
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2.    State identification Number:
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      AL                 AK                 AZ                 AR                 CA                CO
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      CT                 DE                 DC                 FL                 GA                HI
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      ID                 IL                 IN                 IA                 KS                KY
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      LA                 ME                 MD                 MA                 MI                MN
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      MS                 MO                 MT                 NE                 NV                NH
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      OK                 OR                 PA                 RI                 SC                SD
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      TN                 TX                 UT                 VT                 VA                WA
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      WV                 WI                 WY                 PUERTO RICO
      ------------------ ------------------ ------------------ -------------------------------------------------------
      Other (specify):
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3.    Exact name of investment company as specified in registration statement:

      Wells Fargo Funds Trust
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4.    Address of principal executive office (number, street, city, state, zip code):

      525 Market Street, San Francisco, CA 94105
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INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.    All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

[KPMG - GRAPHIC OMITTED]

                                KPMG LLP
                                1601 Market Street
                                Philadelphia, PA 19103-2499


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT



To the Board of Trustees
Wells Fargo Funds Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds of Wells Fargo Funds Trust (the "Funds") as listed in Appendix A, complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of July 31, 2006. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards of The Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2006, and with respect to agreement of security purchases and sales, for the period June 30, 2006, the date of our last examination, through July 31, 2006.


(1) Inspection of documentation of all securities located in the vault, if any, of Wells Fargo Bank, Minnesota, N.A., the Custodian;

(2) Inspection of documentation of securities held in book entry form by Participant Trust Company, Bankers Trust Company, Bank of New York, Morgan Stanley Trust Company, Depository Trust Company, and the Federal Reserve Bank (the "Depositories");

(3) Inspection of documentation of other securities held in safekeeping by the Custodian but not included in (1) or (2) above and examination of selected security position reconciliations;

(4) Inspection and tests of the security position reconciliations of Wells Fargo Bank, Minnesota, N.A. to the Depositories;

(5) Confirmation of all repurchase agreements and agreement of underlying collateral with brokers;

(6) Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledges and/or transfer agents;

(7) Reconciliation of all such securities to the books and records of the Funds and the Custodian;

(8)  Tests of selected security transactions since the date of our last report

(9) Confirmation of all future agreements, swap contracts, option contracts, and short sales with brokers, as applicable.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2006, with respect to securities reflected in the investment accounts of the Funds, are fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Trustees of the Funds as listed in Appendix A and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.


/s/ KPMG LLP


Philadelphia, Pennsylvania
December 28, 2006

APPENDIX A

WELLS FARGO FUNDS TRUST -
Equity Index Fund
Value Fund
Endeavor Large Cap Fund
Endeavor Select Fund
Large Cap Growth Fund
Dividend Income Fund
Growth and Income Fund
Growth Fund
Large Company Core Fund
Capital Growth Fund
US Value Fund
International Equity Fund
Emerging Markets Focus Fund
Institutional Emerging Markets Fund
International Core Fund
Asia Pacific Fund
Overseas Fund
Asset Allocation Fund
Balanced Fund
Aggressive Allocation Fund
Growth Balanced Fund
Moderate Balanced Fund
Conservative Allocation Fund
Specialized Financial Services Fund
Mid Cap Growth Fund
Small Cap Opportunities Fund
Specialized Health Sciences Fund
Specialized Technology Fund
Small Cap Growth Fund
C&B Mid Cap Value Fund
Small Cap Disciplined Fund
Small/Mid Cap Value Fund
Common Stock Fund
Enterprise Fund

Mid Cap Disciplined Fund
Opportunity Fund
Discovery Fund
Small Cap Value Fund
Dow Jones Target Today Fund
Dow Jones Target 2010 Fund
Dow Jones Target 2020 Fund
Dow Jones Target 2030 Fund
Dow Jones Target 2040 Fund
100% Treasury Money Market Fund
Cash Investment Money Market Fund
Government Money Market Fund
Liquidity Reserve Money Market Fund
Money Market Fund
Money Market Trust Fund
Overland Express Sweep Fund
Prime Investment Money Market Fund
Treasury Plus Money Market Fund
Heritage Money Market Fund
California Tax-Free Money Market Fund
California Tax-Free Money Market Trust Fund
Minnesota Money Market Fund
National Tax-Free Money Market Trust Fund
National TF Money Market Fund
Municipal Money Market Fund
Life Stage-Aggressive Portfolio Fund
Life Stage-Conservative Portfolio Fund
Life Stage-Moderate Portfolio Fund
High Yield Bond Fund
Income Plus Fund
Intermediate Government Income Fund
Short Duration Government Bond Fund
Government Securities Fund
Ultra Short Term Income Fund
Ultra Short Duration Bond Fund
Corporate Bond Fund

Short-Term High Yield Bond Fund
Strategic Income Fund
High Income Fund
Short Term Bond Fund
WealthBuilder Tactical Equity Fund
WealthBuilder Equity Fund
WealthBuilder Growth Balanced Fund
WealthBuilder Conservative Allocation Fund
WealthBuilder Growth Allocation Fund
WealthBuilder Moderate Balanced Fund
California Tax-Free Fund
California Limited Term Tax-Free Fund
Colorado Tax-Free Fund
Minnesota Tax-Free Fund
National Limited Term Tax-Free Fund
National Tax-Free Fund
Nebraska Tax-Free Fund
Intermediate Tax-Free Fund
Ultra Short-Term Municipal Income Fund
Wisconsin Tax-Free Fund
Municipal Bond Fund
Short-Term Municipal Bond Fund

                                                               WELLS | ADVANTAGE
                                                               FARGO | FUNDS


December 28, 2006

KPMG LLP
1601 Market Street
Philadelphia, PA 19103

RE: Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

Ladies and Gentlemen:

We, as members of management of Wells Fargo Funds Trust, as listed in Appendix A, (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2006, and for the period from June 30, 2006 through July 31, 2006.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2006, and for the period from June 30, 2005 through July 31, 2006, with respect to securities reflected in the investment accounts.


Sincerely,

/s/ Karla M. Rabusch
---------------------------
Karla M. Rabusch, PRESIDENT
Wells Fargo Funds Trust

/s/ A. Erdem Cimen
-------------------------
A. Erdem Cimen, TREASURER
Wells Fargo Funds Trust

APPENDIX A

WELLS FARGO FUNDS TRUST -
Equity Index Fund
Value Fund
Endeavor Large Cap Fund
Endeavor Select Fund
Large Cap Growth Fund
Dividend Income Fund
Growth and Income Fund
Growth Fund
Large Company Core Fund
Capital Growth Fund
US Value Fund
International Equity Fund
Emerging Markets Focus Fund
Institutional Emerging Markets Fund
International Core Fund
Asia Pacific Fund
Overseas Fund
Asset Allocation Fund
Balanced Fund
Aggressive Allocation Fund
Growth Balanced Fund
Moderate Balanced Fund
Conservative Allocation Fund
Specialized Financial Services Fund
Mid Cap Growth Fund
Small Cap Opportunities Fund
Specialized Health Sciences Fund
Specialized Technology Fund
Small Cap Growth Fund
C&B Mid Cap Value Fund
Small Cap Disciplined Fund
Small/Mid Cap Value Fund
Common Stock Fund
Enterprise Fund

Mid Cap Disciplined Fund
Opportunity Fund
Discovery Fund
Small Cap Value Fund
Dow Jones Target Today Fund
Dow Jones Target 2010 Fund
Dow Jones Target 2020 Fund
Dow Jones Target 2030 Fund
Dow Jones Target 2040 Fund
100% Treasury Money Market Fund
Cash Investment Money Market Fund
Government Money Market Fund
Liquidity Reserve Money Market Fund
Money Market Fund
Money Market Trust Fund
Overland Express Sweep Fund
Prime Investment Money Market Fund
Treasury Plus Money Market Fund
Heritage Money Market Fund
California Tax-Free Money Market Fund
California Tax-Free Money Market Trust Fund
Minnesota Money Market Fund
National Tax-Free Money Market Trust Fund
National TF Money Market Fund
Municipal Money Market Fund
Life Stage-Aggressive Portfolio Fund
Life Stage-Conservative Portfolio Fund
Life Stage-Moderate Portfolio Fund
High Yield Bond Fund
Income Plus Fund
Intermediate Government Income Fund
Short Duration Government Bond Fund
Government Securities Fund
Ultra Short Term Income Fund
Ultra Short Duration Bond Fund
Corporate Bond Fund

Short-Term High Yield Bond Fund
Strategic Income Fund
High Income Fund
Short Term Bond Fund
WealthBuilder Tactical Equity Fund
WealthBuilder Equity Fund
WealthBuilder Growth Balanced Fund
WealthBuilder Conservative Allocation Fund
WealthBuilder Growth Allocation Fund
WealthBuilder Moderate Balanced Fund
California Tax-Free Fund
California Limited Term Tax-Free Fund
Colorado Tax-Free Fund
Minnesota Tax-Free Fund
National Limited Term Tax-Free Fund
National Tax-Free Fund
Nebraska Tax-Free Fund
Intermediate Tax-Free Fund
Ultra Short-Term Municipal Income Fund
Wisconsin Tax-Free Fund
Municipal Bond Fund
Short-Term Municipal Bond Fund